Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Rick Matthews

Executive Vice President
Rubenstein Associates
(212) 843-8267

MACK-CALI SIGNS DEFINITIVE CONTRACTS FOR THE ACQUISITION OF

THE GALE REAL ESTATE SERVICES COMPANY AND INTERESTS IN

20 NEW JERSEY OFFICE PROPERTIES

Cranford, New Jersey—March 13, 2006—Mack-Cali Realty Corporation (NYSE: CLI) today announced it has signed definitive contracts for its previously announced agreements in principle to acquire The Gale Real Estate Services Company and interests in approximately 2.8 million square feet of office properties in New Jersey.  The transactions are expected to close in April.

Pursuant to the contracts, Mack-Cali will:

•                  Acquire The Gale Real Estate Services Company for $12 million in cash, $10 million in common operating partnership units, and up to an additional $18 million in cash based on an earn-out formula.  Mack-Cali will also acquire from affiliates of the Gale Real Estate Services Company stakes in certain development/joint ventures with institutional investors on terms to be determined prior to closing.

•                  Acquire substantially all the ownership interests in 13 class A office properties, valued at $378 million, and totaling 1.9 million square feet in Northern and Central New Jersey. (Included in this total is 343 Thornall Street in Edison, in which Mack-Cali previously indicated it would acquire only a half interest.)

•                  Acquire approximately one-half of the ownership interests in seven class A office properties, valued at $127.5 million, and totaling approximately 900,000 square feet, also in Northern and Central New Jersey.

The transactions will be financed through a combination of the assumption of, and placement of new, mortgage debt, credit facility drawings, cash and the issuance of common operating partnership units.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development,

construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali currently owns or has interests in 277 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.9 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,300 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology.  Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested.  Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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